UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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ORTHOFIX INTERNATIONAL N.V.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
J. MICHAEL EGAN
PETER A. FELD
STEVEN J. LEE
CHARLES T. ORSATTI

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for proposals to elect four director nominees to replace four current members of the Board of Directors of Orthofix International N.V., a limited liability company organized under the laws of the Netherlands Antilles (the “Company”), at a special general meeting of the Company that Ramius, together with certain other shareholders of the Company, has requested that the Company call pursuant to the Netherlands Antilles Civil Code.

Item 1: On March 9, 2009, Ramius issued the following press release.

Ramius Sends Letter to Orthofix Shareholders

Responds to Orthofix’s Misleading Statements and Latest Attempt to Distract Shareholders From Their Record of Failure and Massive Destruction of Shareholder Value

Urges Shareholders To Elect Four New, Highly-Qualified Directors

NEW YORK--(BUSINESS WIRE)--RCG Starboard Advisors, LLC, an affiliate of Ramius LLC (collectively, “Ramius”), today announced that it has sent a letter to the shareholders of Orthofix International N.V.’s (“Orthofix” or the “Company”) (Nasdaq: OFIX) urging shareholders to elect four new, highly-qualified director nominees to the Company’s ten-member Board at a Special General Meeting of Shareholders on April 2, 2009.  Ramius, the beneficial owner of approximately 5.6% of the Company’s outstanding common shares, is proposing to elect J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti to replace James F. Gero, Peter J. Hewett, Thomas J. Kester, and Walter P. Von Wartburg on Orthofix’s Board.

Ramius Partner Jeffrey C. Smith stated, “Rather than confronting the substantial issues that face Orthofix today, the current Board has chosen to wage a smear campaign relying on baseless accusations as a means to distract shareholders from the massive destruction of shareholder value that has occurred under its watch.  We urge shareholders not to be distracted from the real issues and to focus on the fact that the Company’s current plan provides little margin for error and puts shareholders at substantial risk.  New independent directors will be able to look at all of the available alternatives with a fresh perspective, unbiased by rationalizations of prior mistakes, to be able to objectively determine how best to maximize value for all shareholders.”

Added Smith, “We firmly believe a reconstituted Board is vital to the Company’s future success.  We urge our fellow shareholders to vote FOR Ramius’ nominees on their GOLD proxy cards today.”

The full text of the letter follows:

March 9, 2009

Dear Fellow Orthofix Shareholder:

The Ramius Group is seeking your support to elect four highly qualified nominees -- J. Michael Egan, Peter A. Feld, Steven J. Lee, and Charles T. Orsatti -- to replace four of Orthofix’s ten current directors at the Special General Meeting of Shareholders to be held on April 2, 2009.  We believe this action is necessary and warranted given the massive destruction of shareholder value this Board has overseen.

In just the past three years, the current Board has:

•	Presided over the failed acquisition of Blackstone Medical;

•	Approved taking on a heavy debt load to fund the acquisition;

•	Accepted ballooning corporate overhead costs;

•	Failed to hold management accountable for their repeated failures to meet financial guidance; and

•	Oversaw the loss of approximately $450 million of market value from $686 million three years ago to the current market value of approximately $238 million.

Their actions and inactions have cost shareholders dearly.  Shareholders have seen the value of Orthofix shares drop by approximately 64% since the acquisition of Blackstone on August 10, 2006.  It is time for a change.

We are not seeking control of the Board or the Company.  Rather, we are seeking to elect directors who will bring much needed accountability to the Board.  The Ramius nominees are committed to working in the best interests of all shareholders.  We urge you to vote for them on the enclosed GOLD proxy card today.

THE UNPROFESSIONAL NATURE AND HOSTILE TONE OF ORTHOFIX’S COMMUNICATIONS WITH SHAREHOLDERS CLEARLY DEMONSTRATES THE NEED FOR SUBSTANTIAL CHANGE ON THE BOARD

In response to our thoughtful analysis and proposals regarding both the strategic direction of Orthofix and the composition of the Board, the Company has chosen to run a mud slinging campaign focused on baseless accusations regarding our firm, our nominees, and our intentions for Orthofix.  We are not surprised by these actions given that we recently learned that Orthofix ended a long-term relationship with a well-regarded financial public relations firm and decided instead to engage an extremely expensive public affairs firm focused on running a quasi-political smear campaign to try to discredit Ramius and our nominees.  In its communications with shareholders, Orthofix is attempting to distract shareholders from the real and critical issues facing the Company by offering up unprofessional, personal attacks.  These attacks only serve to further damage the Company’s standing in the financial community and provide no benefit to shareholders.  We believe these actions clearly demonstrate that the current Board is deeply entrenched and unable or unwilling to confront its failures and govern the company in the best interests of shareholders.

DO NOT BE DISTRACTED BY ORTHOFIX’S LATEST DESPERATE ATTEMPT TO DIVERT ATTENTION FROM THEIR RECORD OF FAILURE

They claim that we are “an opportunistic, activist hedge fund that has engaged in numerous proxy contests over the past several years...”and that “It is difficult for your Board to take instruction from a hedge fund that appears to be unable to manage its own affairs.  For example, according to published reports, in the last year Ramius was forced to close four of its funds.”

The Facts: Ramius is a well regarded investment firm with over $7.5 billion of assets under management.  We have been in business since 1994 and, through the Ramius Value and Opportunity Master Fund, have a long and successful track record of creating value for shareholders of underperforming public companies through shareholder action.  Our core competency is working with public companies to develop and execute value enhancing plans.

Ramius was not “forced to close four of its funds”.  In reality, the senior management of Ramius took it upon themselves to apply prudent business judgment and make adjustments to the cost structure of our firm in light of weakening economic conditions and the realities of the current environment.  As such, we voluntarily merged these strategies into our multi-strategy fund, where the overwhelming majority of investors chose to remain invested with Ramius.  In doing so, we have positioned Ramius to take advantage of significant opportunities going forward and have enhanced the profitability of the firm.  If only Orthofix had been governed with similar discipline, shareholders might have been spared the massive losses of value experienced in the last several years.  This contest is not about Ramius.  This contest is about the failures of the current Board and the need for responsible oversight at Orthofix.

They claim we have “no plan”.

The Facts: As we have outlined in detail in previous communications with shareholders, we have done extensive due diligence on Orthofix, its competitors, and the industries in which it operates.  Based on this research, we outlined a preliminary plan in our letter to shareholders on December 3, 2008 that, we believe, would dramatically improve cash flow and earnings, stabilize the capital structure, and position Orthofix for success.  This plan includes evaluating a potential sale of Blackstone, using the proceeds to repay a portion of the outstanding debt, and significantly reducing the corporate overhead that has ballooned since the acquisition of Blackstone.  These actions, in our opinion, would lead to a significant improvement in shareholder value and protect shareholders from further costly amendments to the terms of the Company’s debt financing.  We believe a sound strategy based upon rigorous analysis deserves serious consideration, not a quick dismissal.

In our subsequent communications with shareholders, we have expressed the view that our nominees approach the Orthofix situation with an open mind and will, if elected, evaluate the above alternatives as well as any other alternatives available to Orthofix.  Our goal is simple.  We want to work with the Board of Orthofix to protect and grow the value of the Company for all shareholders.

Do not be misled by Orthofix’s attempt to distract shareholders from the key issues facing the Company.  We have gone to great lengths to propose options that we believe are in the best interest of all shareholders.  Our highly qualified nominees will start with these options as a basis for evaluating all available avenues to maximize the value of Orthofix for all shareholders.

They claim our nominees are unqualified and will disrupt “progress” at Orthofix:

The Facts: The continued personal attacks against two of our nominees are baseless in fact and unprofessional in nature.  The Company has chosen to run a smear campaign against these nominees merely to distract shareholders from the terrible performance of Orthofix and the complete and utter failure of the current Board to effectively govern and oversee Orthofix.  Nothing speaks louder than the massive destruction of shareholder value under the control of this Board.  As you can see from the table below, Orthofix’s stock price has significantly underperformed both the direct peer group and the broader market indices over the past one, three, and five year periods.

1, 3, and 5-Year Stock Price Performance Through March 6, 2009

	1-Year	3-Year	5-Year
Peer Group	(39.6%)	(36.3%)	(25.9%)
NASDAQ	(40.4%)	(42.5%)	(35.2%)
S&P 500	(46.3%)	(46.3%)	(40.1%)

Orthofix	(63.9%)	(65.9%)	(69.3%)

** Peer Group per Orthofix 10-K includes: Smith & Nephew, Medtronic, Johnson & Johnson, Synthes, Stryker,

Zimmer, Kinetic Concepts, Ossur, and I-Flow.  Peer Group index is equal-weighted.

In regards to our nominee Steven Lee, during his tenure as a Founder and the CEO of PolyMedica Corporation, PolyMedica set the standards for its industry in almost every area.  Indeed, the sale of the company to Medco Health in 2007, for $1.5 billion, attests to the quality of the company and its founders.  Contrary to Orthofix’s attempt to smear his record, he has never been accused of any wrongdoing or of any ethical lapse by the Federal government or any other regulatory authority.  Furthermore, PolyMedica never admitted to any wrongdoing as part of its settlement with the Federal government.  It is fairly commonplace for companies who rely on government reimbursement to be investigated from time to time.  Due to the high legal costs to defend these investigations, many of them settle for cash payments without prejudice.  This was most certainly the case with PolyMedica.

We find it interesting that Orthofix would use this diversion to try to discredit Mr. Lee, when Orthofix itself is currently the target of an investigation by the Department of Health and Human Services, Office of the Inspector General, under the authority of the federal healthcare anti-kickback and false claims statute.

In addition, contrary to the Company’s baseless assertions, our nominee Peter Feld is highly qualified to serve on the Board of Orthofix.  While not “publicized” on the Ramius website, which Orthofix deems to be the necessary measure of qualification, Mr. Feld is a senior member of the investment staff and has been instrumental in the success of the Ramius Value and Opportunity Master Fund as well as other Ramius investment products.  Through experience, hard work and dedication, Mr. Feld has a distinguished track-record of identifying undervalued companies and successfully working with the Ramius investment team to construct alternatives to enhance shareholder value.

They claim that Ramius has shown no interest in avoiding a proxy contest:

The Facts: We have tried on several occasions to have a constructive dialogue with Orthofix in the hopes of avoiding this contest.  However, we have made it abundantly clear that any settlement would require direct shareholder representation on the Board.  We believe this is a prudent and reasonable request given the massive destruction of shareholder value under the current Board’s “leadership”.  We firmly believe that having direct shareholder representation will bring a much needed sense of accountability to the Board room.  Frankly, we fail to understand why the Company is so adamantly opposed to having a representative of shareholders on the Board, a policy which is generally considered good corporate governance.

Our sole interest in this campaign is to compose the best possible Board to represent the interests of all Orthofix shareholders.

It is important for shareholders to know that our meetings to date with two current members of the Board, Alan Milinazzo and James Gero have been unproductive.  We are, however, prepared to meet as soon as possible with the independent members of the current Board who are not up for election at the upcoming special meeting.  We believe a dialogue with these individuals could prove to be significantly more productive as they are less conflicted since they are not up for election.  We stand ready and willing to meet, and, as always, will consider any and all options or alternatives that we believe to be in the best interest of all Orthofix shareholders.

They complain that this Special Meeting will occur two months before Orthofix’s regularly-scheduled Annual Meeting.

The Facts: The current Board scheduled the Special Meeting on a date that is as far out as possible under Netherlands Antilles law after receiving written demands for such a meeting from holders of 55% of the outstanding shares of the Company.  It is beyond disingenuous for the Company to accuse Ramius of wasting shareholder resources when the scheduling they complain about is of their own design.  As stated above, we are ready, willing, and able to meet with the independent members of the Board not standing for election at the Special Meeting.  We firmly believe a meeting with these individuals would present the best chance for reaching a mutually agreeable settlement to avoid the necessity of the Special Meeting.

THE RAMIUS NOMINEES ARE COMMITTED TO ACTING IN YOUR BEST INTERESTS

CAST YOUR VOTE FOR CHANGE AT ORTHOFIX – PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Please visit www.ShareholdersForOrthofix.com for more information on the upcoming special meeting and to view Ramius’ solicitation materials in connection with the meeting.  A copy of all proxy materials and shareholder communications are available on the website.

We thank you for your consideration and support.

Best Regards,

/s/ Jeffrey C. Smith

Partner

Ramius LLC

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies.  Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

Contacts

Media & Shareholders:
Sard Verbinnen & Co
Dan Gagnier/ Renée Soto/Jonathan Doorley
212-687-8080